                                                                     Exhibit 99

David deLaski is a party to an investor rights agreement and a shareholders'
agreement, each dated as of April 22, 2005. The investor rights agreement contains a voting agreement that provides, among other things and subject to certain conditions, that (i) New Mountain Partners II, L.P. is entitled to elect up to a majority of the members of the board of directors of the issuer, depending upon the percentage of outstanding common stock and Class A common stock of the issuer held by New Mountain Partners II, L.P., New Mountain
Affiliated Investors II, L.P., and Allegheny New Mountain Partners, L.P.
(collectively, the "New Mountain Funds") (subject to the right of Allegheny New
Mountain Partners, L.P. to designate one director in lieu of a director designated by New Mountain Partners II, L.P.); and (ii) the deLaski Shareholders
(as described below) are entitled to designate up to two members of the board of directors of the issuer, depending on the percentage of outstanding common stock of the issuer held by the deLaski Shareholders. The agreement provides that the
New Mountain Funds and the deLaski Shareholders shall each vote all of their voting shares to effectuate the election of such directors. The deLaski
Shareholders consist of Kenneth E. deLaski, Donald deLaski, Donald deLaski 2007
Grantor Retained Annuity Trust, Donald deLaski 2008 Grantor Retained Annuity
Trust, David deLaski, Edward Grubb and Kathleen Grubb, JTWROS, The Dana Nancy
deLaski Irrevocable Trust, The Daphne Jean deLaski Irrevocable Trust, the Tena
Renken deLaski Revocable Trust and The Tena Renken deLaski Marital Trust. The
shareholders' agreement provides, among other things, that if the New Mountain
Funds propose to sell all or any portion of their common stock, then certain parties to the agreement, if requested by the New Mountain Funds, agree to sell their shares in amounts proportionate to the sale by the New Mountain Funds and, if shareholder approval is required to approve such transaction, to vote all of their shares in favor of the transaction. As a result, the reporting person may be deemed to be a member of a group pursuant to Rule 13d-5 promulgated under the
Securities Exchange Act of 1934 (the "Act"). This filing should not be deemed an admission that the reporting person is, for purposes of Section 13(d) or Section
16 of the Act or otherwise, a member of a group or that the reporting person is the beneficial owner of any securities in excess of the amount in which the reporting person has a pecuniary interest therein, and the reporting person disclaims beneficial ownership of any such securities.